UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 2, 2014

Aastrom Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Michigan	000-22025	94-3096597
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan	48105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (734) 418-4400

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

In connection with the closing of the purchase of the CTRM Business (see Item 2.01 below), Aastrom Biosciences, Inc., or the Company, a Michigan corporation, entered into the following agreements:

Transition Services Agreement

On the Closing Date, the Company and Genzyme Corporation (Genzyme), a subsidiary of the Seller (as defined below), entered into a Transition Services Agreement (the TSA). Pursuant to the TSA, Seller and the Selling Persons (as defined below) will provide certain transition services to the Company related to the operation of the CTRM Business, including specified general administrative and information technology services for up to twelve (12) months following the Closing Date. The fees payable by the Company for each service provided under the TSA are based on the rates generally charged by Seller to Seller’s affiliates for such services. The TSA also provides for certain indemnification obligations related to certain breaches of obligations by either party and other specified matters under the TSA.

Transition Supply Agreement

On the Closing Date, the Company and Genzyme entered into a Transition Supply Agreement, (the Supply Agreement) providing for the manufacturing and supply of certain raw materials on behalf of the Company. Pursuant to the Supply Agreement, Seller will make available to the Company, as from the Closing Date, on a transitional basis the specified raw materials to the same extent they were available to the CTRM Business prior to the Closing Date. The term of the Supply Agreement is twelve (12) months and is subject to termination upon various events set forth in the Supply Agreement, including termination at the Company’s option upon prior written notice.

The foregoing descriptions of the TSA and Supply Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the TSA and the Supply Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 2.01.  Completion of Acquisition or Disposition of Assets

On May 30, 2014 (the Closing Date), the Company completed its acquisition of certain assets, including all of the outstanding equity interests of Genzyme Biosurgery ApS, a wholly-owned subsidiary of Sanofi, a French société anonyme (Seller or Sanofi), and over 250 patents and patent applications of Seller and certain of its subsidiaries (together with the Seller, the Selling Persons) and assumed certain liabilities of the Selling Persons for purposes of acquiring the portions of the cell therapy and regenerative medicine business of the Selling Persons (the CTRM Business), which researches, develops, manufactures, markets and sells the Carticel®, MACITM and Epicel®  products, also referred to as the acquired products, or the CTRM products, (the Transaction). Pursuant to the terms of the Asset Purchase Agreement (the Asset Purchase Agreement), by and between the Company and Sanofi, in consideration for the sale of the CTRM Business, the Company paid a total purchase price of approximately $6.5 million, as follows: (a) $4 million was paid in cash on the Closing Date, and (b) $2.5 million will be paid in accordance with a promissory note in principal amount of $2.5 million with interest accruing at the short term applicable federal rate in effect on the Closing Date (the Promissory Note), prepayable without prepayment penalty, and due upon the earliest to occur of (i) July 30, 2014, (ii) a liquidation, dissolution or winding up of the Company, or a (iii) sale of the Company.

Concurrent with the closing of the Transaction, the Company and Seller entered into (i) certain IP assignment and license agreements to effect the transfer and license of the intellectual property related to the CTRM Business being assigned and/or licensed to the Company, (ii) certain assignment and assumption of lease agreements for each of the real property leases being assigned to the Company, and (iii) the agreements described above under Item 1.01.

A copy of the Asset Purchase Agreement is attached to the Company’s Current Report on Form 8-K filed on April 23, 2014, as Exhibit 2.1 and the Promissory Note is Exhibit 4.3.7 thereto, and is incorporated herein by reference. We encourage you to read the Purchase Agreement for a more complete understanding of the Transaction. The foregoing descriptions of the Asset Purchase Agreement, the Promissory Note and the Transaction do not purport to be complete and are qualified in their entirety by reference to the full text of the Asset Purchase Agreement and the Promissory Note.

CTRM BUSINESS

Acquisition of Sanofi’s Cell Therapy and Regenerative Medicine (CTRM) Business

We believe that Sanofi’s Cell Therapy and Regenerative Medicine (CTRM) business has been a pioneer in the development and commercialization of autologous cell therapies.  The CTRM portfolio includes three marketed autologous cell therapy products:  Carticel® (autologous cultured chondrocytes), a first-generation product for autologous chondrocyte implantation (ACI), MACITM (matrix-applied characterized autologous cultured chondrocytes), a third-generation ACI product, and Epicel® (cultured epidermal autografts), a permanent skin replacement for full thickness burns greater than or equal to 30% of total body surface area.

Cartilage Defects

Damage to cartilage in the knee can occur from acute trauma or repetitive trauma from playing sports, exercising, working or performing everyday activities.  When damaged, cartilage in the knee does not heal on its own.  If left untreated, cartilage defects can progress and lead to degenerative joint disease, osteoarthritis and total knee replacement, a poor option for younger and more active patients.

For patients diagnosed with cartilage defects, there are several treatment options, including arthroscopic debridement/chondroplasty, marrow stimulation techniques such as microfracture, osteochondral autografts for smaller cartilage injuries, allografts, and autologous chondrocyte implants for larger, more complex injuries.

Carticel

Carticel, a first-generation ACI product for the treatment and repair of cartilage defects in the knee, is the first and only U.S. Food and Drug Administration (FDA) approved autologous cartilage repair product.  Carticel is indicated for the repair of symptomatic cartilage defects of the femoral condyle (medial, lateral or trochlea) caused by acute or repetitive trauma, in patients who have had an inadequate response to a prior arthroscopic or other surgical repair procedure such as debridement, microfracture, drilling/abrasion arthroplasty, or osteochondral allograft/autograft.  Carticel received a Biologics License Application (BLA) approval in 1997 and currently is marketed in the United States.  Over 20,000 patients have been treated to date with Carticel in the United States.

Carticel is implanted by orthopedic surgeons after obtaining a cartilage biopsy during an initial arthroscopic procedure.  The patient’s chondrocytes, which are the cells that produce cartilage, are isolated and expanded in a current Good Manufacturing Practices (cGMP) manufacturing process.  During a second surgical procedure, the cells are implanted in the cartilage defect under a sutured periosteal flap, where they produce new hyaline cartilage.  The therapeutic advantage of this approach relative to other approaches, such as microfracture, is that the autologous chondrocytes produce the hyaline cartilage that is naturally present in the knee, rather than fibrous cartilage which lacks durability and the wear characteristics of hyaline cartilage.

The Study of the Treatment of Articular Repair (STAR) was designed to determine the safety and efficacy of Carticel in patients who had an inadequate response to a prior cartilage repair procedure.  Completed in 2005, this FDA post-approval commitment was a four-year, prospective, multicenter study of 154 patients at 29 participating sites.  In a clinically challenging population comprised of patients who suffered moderate-to-large chondral defects and who failed at least one prior surgical cartilage repair treatment, Carticel demonstrated long-term durability up to four years and statistically significant and clinically meaningful reductions in pain and improvement in function. Efficacy data demonstrating durability of repair are now out to 20 years for Carticel.

U.S. Competitive Environment

The main competitor for Carticel in the U.S. is the microfracture procedure.  Microfracture is a minimally invasive procedure that can be performed during the initial arthroscopic procedure.  Short term results are generally considered good in smaller cartilage defects.  Other competitive treatments in the U.S. include autograft/allograft procedures and a juvenile donor-derived allograft product DeNovo NT from Zimmer, Inc.

Carticel is the only FDA-approved ACI product on the market in the United States. We are aware of one ACI product in development.  Histogenics Corporation began a phase 3 study of its Neocart implant in February 2010.  Neocart is an autologous chondrocyte tissue implant under development for treatment of symptomatic articular cartilage lesions on the femur.

MACI

MACITM (matrix-applied characterized autologous cultured chondrocytes), is a third-generation ACI product for the treatment of focal chondral cartilage defects in the knee.  MACI has been commercially available in the European Union (EU) since 1998. MACI received Marketing Authorization in Europe in July 2013 by meeting the requirements of the Advanced Therapy and Medicinal Product (ATMP) guidelines. MACI is the first and only tissue engineered ATMP product approved by the European Commission.  Over 9,500 patients have been treated with MACI outside the United States since 1998.

Similar to Carticel, during an initial surgical procedure, a surgeon obtains a biopsy of healthy cartilage and the chondrocytes are isolated, expanded and uniformly seeded onto a bioabsorbable Type I/IIIa collagen membrane to form the implant in a cGMP manufacturing process at a facility in Copenhagen, Denmark.  During a second surgical procedure, the implant is trimmed to the size of the defect and fixed in the defect with fibrin glue.

The advantage of MACI relative to Carticel is that it provides the same efficacy with improvement in ease of use for the physician and reduced morbidity for the patient.  The implant procedure for MACI is less invasive than for Carticel, entailing a mini-arthrotomy or even arthroscopic delivery, eliminating the need for a periosteum harvest and sutures.

The pivotal clinical trial supporting MACI registration in Europe, Superiority of MACI Implant to Microfracture Treatment (SUMMIT), was completed in 2012.  Analysis of this 144 patient superiority study demonstrated that there is a statistically significant and clinically meaningful improvement in the co-primary endpoint of pain and function for those patients treated with MACI implant compared to microfracture.  We expect that the FDA may require an additional clinical trial to support approval of a BLA in the United States.

Competitive Environment

The competitive treatment alternatives to MACI in the EU are the same as those for Carticel in the U.S., including debridement/chondroplasty, microfracture, and osteochondral autografts.  Although there is very little use of allografts or allograft-derived products, the competitive product environment is much more robust.  Competitors include microfracture augmentation products such as ChondroGide® from Geistlich Biomaterials and direct ACI competitors including ChondroCelect® from Tigenix

Epicel

Epicel® (cultured epidermal autografts) is a permanent skin replacement for full thickness burns greater than or equal to 30% of total body surface area.  Epicel is the only FDA-approved autologous epidermal product available for large total surface area burns. Epicel was approved in the United States as a Humanitarian Use Device, or HUD, in 2007, and is supplied outside the U.S. on a named-patient basis.  Approximately 100 patients are treated with Epicel in the U.S. each year.  As a HUD, Epicel cannot be sold for an amount that exceeds the costs of research and development, fabrication, and distribution.

Epicel is produced by isolating and expanding keratinocytes, which are the predominant cell type in the epidermis or outer layer of the skin, obtained from a biopsy of a patient’s healthy skin.  Epicel is an important treatment option for patients with severe burns because these patients need a keratinocyte-based epithelium and there is very little skin, which is the only other source of keratinocyte-based epithelium, available for autografts for these patients.

Competitive Environment

Patients suffering catastrophic burns over a significant portion of total body surface area have few options for permanent skin coverage.  When undamaged skin is available, a procedure known as meshed split-thickness auto-grafting can be considered.   However, this option becomes less viable as the percentage of total body surface area burn increases.

Sales and Marketing

The U.S. Carticel commercial organization is comprised of approximately 30 employees, including Clinical Account Executives, Regional Sales Directors and a Government Accounts Manager.  Sales of Epicel are supported by a Clinical Account Executive and Medical Science Liasons.  Sales of MACI outside the U.S. are supported by a team of three employees in the United Kingdom and Greece.

Reimbursement coverage for Carticel is widespread.  The 15 largest payers, representing approximately 98% of commercial lives, have a formal medical policy that allows treatment with Carticel within labeled indications.  These 15 plans represent approximately 132 million covered lives and include the top five national plans — WellPoint, United Healthcare, Aetna, CIGNA and Humana.

US Bioservices Corporation (USB) is the exclusive distributor of Carticel in the United States.  USB purchases and takes title to Carticel upon shipment of the product.  USB works with the payers on behalf of patients and surgeons to ensure medical coverage and to obtain reimbursement for Carticel implantation procedures.  Aastrom retains all responsibility for shipment of the product to the surgical suite and may have certain indemnification obligations to USB.  USB would also be the exclusive distributor of MACI in the United States, if and when it is approved by the FDA.

Manufacturing

Aastrom has acquired two cell manufacturing facilities as part of the CTRM business in Cambridge, Massachusetts and Copenhagen, Denmark.  The Cambridge facility, which is approved by the FDA, is used for U.S. manufacturing and distribution of Carticel, Epicel manufacturing and worldwide distribution and also manufactured MACI for the SUMMIT study conducted for approval in Europe.  The Cambridge facility also houses the Manufacturing and Technical Services organization, which is responsible for process development, release assay development, and technology transfers between sites and departments.   The Copenhagen manufacturing facility, which is approved by the Danish Medicines Agency (DKMA), is responsible for MACI manufacturing and distribution in Europe.

Intellectual Property

Aastrom has acquired a multinational intellectual property estate relating to the CTRM business.  The intellectual property estate includes patents and patent applications directed to chondrocyte implants and related technologies.  Although we do not own any patents or patent applications relating to Epicel, we do own issued patents directed to the combinations of chondrocytes and collagen membranes used in Carticel and MACI, which are scheduled to expire in August of 2016 in the U.S. and in August of 2017 abroad.  In certain foreign countries, selected patent rights covering Carticel are scheduled to expire in 2022.

We also own a broadly filed trademark portfolio with registrations for Carticel, MACI, and Epicel.

Interests of Certain Persons in the Acquisition

Transferred Employees

Pursuant to the terms of the Asset Purchase Agreement, Aastrom has agreed to provide to each U.S. employee of Sanofi who accepts an offer of employment with Aastrom a position with similar duties and responsibilities, an annual base salary that is not reduced by more than 10% of the salary provided by Sanofi, target cash incentive compensation and certain other employee benefits that are generally comparable in the aggregate to those provided by Sanofi. In addition, Aastrom agreed to accept a transfer agreement with each Greek and U.K. employee of Sanofi so that each employee transfer to Aastrom became effective as of the Closing Date.

RISK FACTORS

Set forth below are certain risk factors relating to the Transaction and the CTRM business acquired by Aastrom. These are not the only risks of the Transaction and the CTRM business, but represent the risks that we believe to be material. The risk factors relating to the CTRM business will apply to the combined company going forward because a substantial portion of the business of the combined company will now consist of the CTRM business. Before investing in Aastrom’s securities, you should also carefully consider the risk factors associated with Aastrom’s historic business, including those set forth under the caption “Risk Factors” in Aastrom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 13, 2014, and the risk factors and other information contained in Aastrom’s other filings with the SEC from time to time.  Unless the context requires otherwise, “we”, “us”, “our” and “Aastrom” refer to Aastrom Biosciences, Inc.

Risks Related to our Acquisition of the CTRM Business

The failure to successfully integrate the CTRM business and operations in the expected time frame may adversely affect the combined company’s future results.

We believe that the acquisition of the CTRM business will result in certain benefits, including certain manufacturing, sales and distribution and operational efficiencies.  However, to realize these anticipated benefits, Aastrom’s existing business and the CTRM business must be successfully combined.  We may be unable to effectively integrate the CTRM business into our organization, make the CTRM business profitable, and may not succeed in managing the acquired business or the larger company that results from this acquisition.  The process of integration of an acquired business may subject us to a number of risks, including:

•                  failure to successfully manage relationships with clients, distributors and suppliers;

•                  demands on management related to the increase in size of the Company after the acquisition;

•                  diversion of management attention;

•                  potential difficulties integrating and harmonizing financial reporting systems;

•                  difficulties in the assimilation and retention of employees;

•                  inability to retain the management, key personnel and other employees of the CTRM business;

•                  inability to establish uniform standards, controls, systems, procedures and policies;

•                  inability to retain the customers of the CTRM business;

•                  exposure to legal claims for activities of the CTRM business prior to acquisition; and

•                  incurrence of additional expenses in connection with the integration process.

If the CTRM business is not successfully integrated into our Company, our business, financial condition and results of operations could be materially adversely affected, as well as our professional reputation.  Furthermore, if we are unable to successfully integrate the CTRM business and operations, or if there are delays in combining the businesses, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer to realize than expected.  Successful integration of the CTRM business will depend on our ability to manage these operations, to realize opportunities for revenue growth presented by our acquired products and eliminate certain excess costs of the CTRM business.

Our due diligence may not have revealed all material issues that may be present in the CTRM business.

Although we conducted due diligence on the CTRM business, we cannot assure you that this diligence revealed all material issues that may be present in the CTRM business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Aastrom’s or the Seller’s control will not later arise.  As a result, we may be forced to later incur additional expense, write-down or write-off assets, restructure the operations of the CTRM business, or incur impairment or other charges that could result in losses.  In addition, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis.

We will incur significant acquisition-related integration costs in connection with the acquisition.

We have developed a plan to integrate the operations of the CTRM business with our existing business.  In connection with that plan, we anticipate that we will incur certain non-recurring charges in connection with this integration; however, we cannot identify the timing, nature and amount of all such charges as of the date of this report.  Further, we incurred significant transaction costs relating to negotiating and completing the acquisition.  These integration costs and transaction expenses will be charged as an expense in the period incurred.  The significant transaction costs and acquisition-related integration costs could materially affect our results of operations in the period in which such charges are recorded.

Successful operation of the CTRM business is not assured, and we may be unable to successfully achieve profitability of the CTRM business.  Additionally, actual results relating to the CTRM business may differ from any guidance issued by us concerning future cash expenditures and growth of the CTRM business or the anticipated impact of the acquisition on the operating results of the combined company, and these differences could be material.  The CTRM business may not break even following the acquisition.

The CTRM business has been operating at a loss in recent periods. Although we intend to take steps to manage the CTRM business more efficiently, including streamlining certain processes and implementing lean manufacturing practices, we cannot provide any assurance that the CTRM business will be able to operate profitably or that such activities will be successful.

Further, we cannot provide assurances with respect to the future cash expenditures or growth rates we may realize as a result of our acquisition of the CTRM business.  Although we expect the CTRM business to achieve profitability, the CTRM business has experienced substantial quarter-to-quarter variations in levels of demand and we expect that these variances may continue in the future.  The CTRM business also has experienced flat to declining sales growth and these trends may continue in the future.  Additional risks and uncertainties that could cause actual results to differ materially from currently anticipated results include, but are not limited to, risks relating to our ability to successfully integrate the CTRM business; our ability to continue to commercialize the acquired products; market acceptance of the acquired products; our ability to successfully launch new products and applications in the target markets of the CTRM business; competition; our sales, marketing and distribution capabilities; our planned sales, marketing, and research and development activities; reduction in manufacturing spending or changes in budget priorities by customers; interruptions or delays in the supply of components or materials for, or manufacturing of, the acquired products, which in certain cases are purchased through sole and single source suppliers; unanticipated increases in costs or expenses; risks associated with international operations; and other risks.  Our actual financial condition and results of operations following the acquisition of the CTRM business may not be consistent with, or evident from, the guidance we provide. Other unknown or unpredictable factors could also harm our results.  Consequently, actual results or developments anticipated by us may not be realized or, even if substantially realized, may not have the expected consequences to, or effects on, us.  Any failure to meet such guidance could have a material adverse effect on the trading price or volume of our stock.

The CTRM business and the commercial and financial success of our acquisition of the CTRM business depend, in part, on the commercial success of the acquired products: Epicel, Carticel and MACI.

The CTRM business’ success, and consequently the success of our acquisition of the CTRM business, depends on the continued success of the commercialization of its products, Epicel and Carticel (which we refer to as our U.S. approved products), each of which have been approved by the FDA, and MACI (which we refer to collectively with our U.S. approved products as our acquired products), which was centrally approved by the European Medicines Agency (EMA).

Our ability to maintain and increase revenues from sales of these products following our acquisition of the CTRM business will depend on several factors, including:

•                  our ability to increase market demand for these products through our own marketing and sales activities, and any other arrangements to promote these products that we may later establish;

•                  our ability to maintain and defend the patent protection and regulatory exclusivity of these products;

•                  our ability to continue to manufacture these products in sufficient quantities and at acceptable quality and pricing levels in order to meet commercial demand;

•                  our ability to ensure that the supply chain for these products efficiently and consistently delivers the products to our clients;

•                  our ability to deploy and support a qualified sales force;

•                  our ability to maintain fees and discounts payable to distributors who distribute these products, as well as to group purchasing organizations, at commercially reasonable levels;

•                  warnings or limitations that may be required to be added to the FDA-approved labeling of these products;

•                  the occurrence of adverse side effects or inadequate therapeutic efficacy of these products, and any resulting product liability claims or product recalls; and

•                  our ability to achieve hospital formulary acceptance for these products, and to the extent third-party payers separately cover and reimburse for these products, the availability of adequate levels of reimbursement for these products from third-party payers.

Any disruption in our ability to generate net sales from the sale of these products or lack of success in its commercialization will have a substantial adverse impact on our business, financial condition, results of operations and cash flows.

Aastrom’s existing business’ relationships and the CTRM business’ relationships, including client relationships, may be subject to disruption due to uncertainty associated with the acquisition.

Parties with which Aastrom or Sanofi, as the prior owner of the CTRM business, do business may experience uncertainty associated with the acquisition, including with respect to current or future business relationships with us, the CTRM business, or the combined business.  These business relationships may be subject to disruption as clients and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Aastrom, the CTRM business, or the combined business, including our competitors or those of the CTRM business.  These disruptions could have a material adverse effect on the businesses, operating results, and financial condition of the combined business.

We may have difficulty attracting, motivating and retaining executives and other key employees in light of the acquisition.

Uncertainty about the effect of the acquisition on Aastrom’s and the CTRM business’ employees may have an adverse effect on the combined business resulting from the acquisition.  This uncertainty may impair our ability to attract, retain and motivate key personnel in the months after the merger for the combined entity.  Employee retention may be particularly challenging as our employees may experience uncertainty about their future roles with the combined business.  We have made offers of employment to each of the CTRM business’ employees, and we have implemented employment compensation arrangements in connection with the acquisition to encourage these individuals’ continued employment with us.  We cannot, however, provide assurances that these arrangements will sufficiently incentivize the employees to remain with us after the acquisition.  If key employees depart because of issues relating to the uncertainty and difficulty of integration, financial incentives or a desire not to become employees of the combined business, we may incur significant costs in identifying, hiring and retaining replacements for departing employees, which could substantially reduce or delay our ability to realize the anticipated benefits of the acquisition.

Risks Related to the Acquired CTRM Business

The continued development of our acquired products and any future product candidates is subject to uncertainty because autologous cell therapy is inherently variable.

When manufacturing an autologous cell therapy, the number and the composition of the cell population varies from patient to patient, in part due to the age of the patient, since the therapy is dependent on patient specific physiology.  Such variability in the number and composition of these cells could adversely affect our ability to manufacture autologous cell therapies in a cost-effective manner and meet acceptable product release specifications for use in a clinical trial or, if approved, for commercial sale.  As a consequence, the development and regulatory approval process for autologous cell therapy products could be delayed or may never be completed.

Biologics products are complex and difficult to manufacture.

Manufacturing biologic products, such as our acquired products, is highly complex.  Unlike products that rely on chemicals for efficacy, such as most pharmaceuticals, biologics are difficult to characterize due to the inherent variability of biological input materials.  Difficulty in characterizing biological materials or their interactions creates greater risk in the manufacturing process.  We attempt to mitigate risk associated with the manufacture of biologics by continuing to improve the characterization of all of our input materials, utilizing multiple vendors for supply of qualified biological materials, and manufacturing some of these materials ourselves.  However, there can be no assurance that we will be able to maintain adequate sources of biological materials or that biological materials that we maintain in inventory will yield finished products that satisfy applicable product release criteria.  Our inability to obtain necessary biological materials or to successfully manufacture biologic products that incorporate such materials could have a material adverse effect on our results of operations.

In order to market MACI in the United States, the FDA requires us to file a BLA.

The FDA approved Carticel as a biological product, for which we currently hold a biologics license.  MACI is also subject to the FDA’s biological product requirements, which will require us to submit a new BLA.  To the extent the FDA regulates MACI as a biological product and requires us to file a BLA, we would be unable to sell MACI unless and until we receive BLA approval from the FDA, which would be complex, time-consuming and expensive.  For example, the FDA may require that we conduct one or more clinical trials in support of approval of a BLA, which would result in the expenditure of additional financial resources and extended timelines to commercialization.

Clinical trial failures can occur at any stage of the testing and we may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent the continued commercialization of our acquired products or future therapeutic product candidates.

With respect to any clinical trials affecting our acquired products or any future product candidates, failures or delays can occur at any stage of the trials, and may be directly or indirectly caused by a variety of factors, including but not limited to:

•                  delays in securing clinical investigators or trial sites for our clinical trials;

•                  delays in obtaining Institutional Review Board (IRB) and other regulatory approvals to commence a clinical trial;

•                  slower than anticipated rates of patient recruitment and enrollment, or failing to reach the targeted number of patients due to competition for patients from other trials;

•                  limited or no availability of coverage, reimbursement and adequate payment from health maintenance organizations and other third party payers for the use of agents used in our clinical trials;

•                  negative or inconclusive results from clinical trials;

•                  unforeseen side effects interrupting, delaying, or halting clinical trials of any future therapeutic product candidates, and possibly resulting in the FDA or other regulatory authorities denying approval of any future therapeutic product candidates;

•                  unforeseen safety issues;

•                  approval and introduction of new therapies or changes in standards of practice or regulatory guidance that render our clinical trial endpoints or the targeting of our proposed indications obsolete;

•                  inability to monitor patients adequately during or after treatment or problems with investigator or patient compliance with the trial protocols;

•                  inability to replicate in large controlled studies safety and efficacy data obtained from a limited number of patients in uncontrolled trials;

•                  inability or unwillingness of medical investigators to follow our clinical protocols; and

•                  unavailability of clinical trial supplies.

The potential of our acquired products and any future products under development to treat conditions may not be realized.

We are evaluating and will continue to evaluate the potential of our acquired products and any future products under development. These products are susceptible to various risks, including undesirable and unintended side effects, unintended immune system responses, inadequate efficacy or other characteristics that may prevent or limit their commercial use, or if required, marketing approval.  If the treatment potential of our acquired products is not realized, the value of our technology, our development programs and our acquired products could be significantly reduced.  Because our acquired products are comprised of human tissue, any negative developments regarding the therapeutic potential or side effects of human tissue products could have a material adverse effect on our business, financial condition and results of operations.

Technological and medical developments or improvements in conventional therapies could render the use of cell therapy and the CTRM products and planned products obsolete.

Advances in other treatment methods or in disease prevention techniques could significantly reduce or entirely eliminate the need for our cell therapy CTRM products, planned products and therapeutic efforts.  There is no assurance that cell therapies will achieve the degree of success envisioned by us in the treatment of disease.  Nor is there any assurance that new technological improvements or techniques will not render obsolete the processes currently used by us, the need for our CTRM products or our planned products.  Additionally, technological or medical developments may materially alter the commercial viability of our technology or CTRM products, and require us to incur significant costs to replace or modify equipment in which we have a substantial investment.  The occurrence of any of these factors may have a material adverse effect on our business, operating results and financial condition.

The manufacture of cell therapy products is characterized by inherent risks and challenges and has proven to be a costly endeavor relative to manufacturing other therapeutics products.  We have limited experience in manufacturing products for commercial purposes and we cannot assure you that we will be able to successfully and efficiently manage the manufacturing of our acquired products, either ourselves or through third-party contractors with whom we may enter into strategic relationships.

The manufacture of cell therapy products, such as our acquired products, is characterized by inherent risks and challenges such as autologous raw material inconsistencies, logistical challenges, significant quality control and assurance requirements, manufacturing complexity, and significant manual processing.  Additionally, we have limited experience in manufacturing products for commercial purposes and could experience difficulties in the continued development or manufacturing of our acquired products that could impair our ability to successfully commercialize these products.  Because our experience in manufacturing is limited, we may encounter unforeseen difficulties in our efforts to efficiently manage the manufacturing of our acquired products or have to rely on third-party contractors over which we may not have direct control to manufacture our acquired products.  Moreover, there can be no assurance that we or any third-party contractors with whom we enter into strategic relationships will be successful in streamlining manufacturing operations and implementing efficient, low-cost manufacturing capabilities and processes that will enable us to meet the quality, price and production standards or production volumes to achieve profitability.  Our failure to develop these manufacturing processes and capabilities in a timely manner could prevent us from achieving our growth and profitability objectives as projected or at all.

The acquisition will result in the expansion of our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.

As of March 31, 2014, we had 38 full-time employees.  As a result of the acquisition, we expect a significant increase in our employee base, and such growth will impose significant additional responsibilities on our management, including the need to maintain, motivate and integrate additional employees, consultants and contractors.  Also, our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities.  We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees.  The effective management of the CTRM business could require significant capital expenditures and may divert financial resources from other projects, such as the development of our existing or future product candidates.  If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced, and we may not be able to implement our business strategy.  Our future financial performance and our ability to commercialize our acquired products and our other product candidates, if approved, and compete effectively will depend, in part, on our ability to effectively manage our current growth.

We are subject to significant regulation with respect to the manufacturing of our acquired products.

All of those involved in the preparation of a cellular therapy for clinical trials or commercial sale, including our existing supply contract manufacturers and clinical trial investigators, are subject to extensive continuing government regulations by the FDA and comparable agencies in other jurisdictions.  Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with cGMP.  These regulations govern manufacturing processes and procedures and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale.  Our facilities and quality systems and the facilities and quality systems of some or all of our third party contractors and suppliers must pass inspection for compliance with the applicable regulations as a condition of FDA approval of our acquired products.  The FDA also may, at any time following approval of a product for sale, audit our manufacturing facilities or those of our third party contractors.  In addition, the FDA may, at any time, audit or inspect a manufacturing facility involved with the preparation of our acquired products or our other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted.  Recently, our manufacturing facility in Cambridge, Massachusetts was inspected by the FDA, resulting in the issuance of an FDA 483 List of Inspectional Observations. We are undertaking remedial measures to improve our manufacturing process and communicate those measures to the FDA, but the FDA may decide that our remedial measures should be revised or expanded, or the FDA may not find our corrective actions to be adequate.  Generally, if any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulation occurs independent of such an inspection or audit, we or the FDA may require remedial measures that may be costly and/or time consuming for us or a third party to implement and that may include the temporary or permanent suspension of a clinical trial or commercial sales, recalls, warning letters, market withdrawals, seizures or the temporary or permanent closure of a facility.  Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business.

Our business, financial condition, results of operation and cash flows could be significantly and negatively affected by substantial governmental regulations.

Our acquired products are subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities.  Overall, there appears to be a trend toward more stringent regulation worldwide, and we do not anticipate this trend to dissipate in the near future.

In general, the development, testing, labeling, manufacturing and marketing of our acquired products are subject to extensive regulation and review by numerous governmental authorities both in the United States and abroad. The regulatory process requires the expenditure of significant time, effort and expense to bring new products to market.   For example, FDA approved Epicel as a HUD, which is a medical device intended to benefit patients in the treatment or diagnosis of a disease or condition that affects or is manifested in fewer than 4,000 individuals in the United States per year.  HUD treatment is subject to additional FDA requirements, such as recordkeeping, reporting, labeling, as well as limited use of a HUD when approved by an Institutional Review Board, or IRB, that oversees medical treatment.  Failure to meet FDA requirements pertaining to a HUD could result in the suspension or revocation of the HUD. While Epicel has been approved as a HUD, oversight is conducted by the FDA’s Center for Biologics Evaluation and Research (CBER) because it is a cell-based product.

If HUD approval is suspended or revoked, Epicel would require an approved premarket approval application (or PMA) in order to be made commercially available, or an approved BLA. The PMA and BLA processes are costly, lengthy and uncertain. A PMA must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data, to demonstrate to the FDA’s satisfaction the safety and efficacy of the device for its intended use. A BLA must be supported by substantial evidence of clinical safety and effectiveness for its intended use as proven through one or more clinical trials in a statistically significant patient population.  If the HUD approval for Epicel was withdrawn, and we were unable to obtain approval of a PMA or BLA, we could not offer Epicel for sale in the U.S.

We are also required to implement and maintain stringent reporting, labeling and record keeping procedures. More specifically, in the United States, both before and after a product is commercially released, we have ongoing responsibilities under FDA regulations. Compliance with the FDA’s requirements, including the FDA’s cGMP recordkeeping regulations, labeling and promotional requirements and adverse event reporting regulations, is subject to continual review and is monitored rigorously through periodic inspections by the FDA. Our failure to comply with U.S. federal, state and foreign governmental regulations could lead to the issuance of warning letters or untitled letters, the imposition of injunctions, suspensions or loss of regulatory clearance or approvals, product recalls, termination of distribution, product seizures or civil penalties. In the most extreme cases, criminal sanctions or closure of our manufacturing facility are possible.

In addition, the pharmaceutical, biologic and medical industries also are subject to many complex laws and regulations governing Medicare and Medicaid reimbursement and targeting healthcare fraud and abuse, with these laws and regulations being subject to interpretation.  In many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations.  In certain public statements, governmental authorities have taken positions on issues for which little official interpretation was previously available.  Some of these positions appear to be inconsistent with common practices within the industry but have not previously been challenged.

Various federal and state agencies have become increasingly vigilant in recent years in their investigation of various business practices, such as the federal Anti-kickback Statute and the federal False Claims Act.  Governmental and regulatory actions against us can result in various actions that could adversely impact our operations, including:

•                  the recall or seizure of products;

•                  the suspension or revocation of the authority necessary for the production or sale of a product;

•                  the suspension of shipments from particular manufacturing facilities;

•                  the imposition of fines and penalties;

•                  the delay of our ability to introduce new products into the market;

•                  our exclusion or the exclusion of our acquired products from being reimbursed by federal and state healthcare programs (such as Medicare, Medicaid, Veterans Administration, or VA, health programs and Civilian Health and Medical Program Uniformed Service, or CHAMPUS); and

•                  other civil or criminal prosecution or sanctions against us or our employees, such as fines, penalties or imprisonment.

Any of these actions, in combination or alone, or even a public announcement that we are being investigated for possible violations of these laws, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In the United States, if the FDA were to conclude that we are not in compliance with applicable laws or regulations or that any of the CTRM products are ineffective or pose an unreasonable health risk, the FDA could ban such products, detain or seize adulterated or misbranded products, order a recall, repair, replacement, or refund of payment of certain products, refuse to grant pending approval applications, refuse to provide certificates to foreign governments for exports, and/or require us to notify healthcare professionals and others that the products present unreasonable risks of substantial harm to the public health.  The FDA may also impose operating restrictions on a companywide basis, enjoin and restrain certain violations of applicable law pertaining to the CTRM products and assess civil or criminal penalties against our officers, employees or us.  The FDA may also recommend prosecution to the United States Department of Justice (DOJ).  Adverse regulatory action, depending on its magnitude, may restrict us from effectively marketing and selling our acquired products.

In many of the foreign countries in which our acquired products are marketed, we are subject to regulations affecting, among other things, clinical efficacy, product standards, packaging requirements, labeling requirements, import/ export restrictions, tariff regulations, duties and tax requirements.  Many of the regulations applicable to the CTRM products in these countries, such as the Medicinal Products Directive and the ATMP guidelines, governing products in the European Union, are similar to those of the FDA.  In addition, in many countries the national health or social security organizations require our acquired products to be qualified before they can be marketed with the benefit of reimbursement eligibility.  Failure to receive or delays in the receipt of relevant foreign qualifications also could have a material adverse effect on our business, financial condition, results of operations and cash flows.

As both the U.S. and foreign government regulators have become increasingly stringent, we may be subject to more rigorous regulation by governmental authorities in the future.  Our acquired products and our operations are also often subject to the rules of industrial standards bodies, such as the International Standards Organization, or ISO.  If we fail to adequately address any of these regulations, our business will be harmed.

Changes to our acquired products may require new regulatory approvals or may require us to recall or cease marketing our acquired products until approvals are obtained.

Modifications to our acquired products may require new regulatory approvals, including supplements to investigational new drug (IND) applications, or supplements to our BLA or Humanitarian Device Exemption application, or require us to recall or cease marketing the modified products until these approvals are obtained. We may not be able to obtain those additional approvals for the changes or additional indications in a timely manner, or at all. Obtaining approvals can be a time consuming process, and delays in obtaining required future approvals would adversely affect our ability to introduce new or improved products in a timely manner, which in turn would harm our future growth.

If we or our suppliers fail to comply with ongoing FDA or other foreign regulatory authority requirements, or if we experience unanticipated problems with our acquired products, these products could be subject to restrictions or withdrawal from the market.

The manufacturing processes, reporting requirements, post-approval clinical data and promotional activities for each of our acquired products is subject to continued regulatory review, oversight and periodic inspections by the FDA and other domestic and foreign regulatory bodies.  In particular, we and our suppliers are required to comply with cGMP and Good Tissue Practice (GTP) regulations for the manufacture of our acquired products and other regulations which cover requirements such as the methods and documentation pertaining to production controls, labeling, packaging, storage and shipment of any product for which we obtain clearance or approval.  Regulatory bodies, such as the FDA, enforce the cGMP, GTP and other regulations through periodic inspections.  For example, the holder of an approved BLA is obligated to monitor and report adverse events and any failure of a product to meet the specifications in the BLA.  The holder of an approved BLA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process.  Advertising and promotional materials must comply with FDA rules and are subject to FDA review, in addition to other potentially applicable federal and state laws.

In addition, product manufacturers and their facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP and adherence to commitments made in the BLA.  If we or a regulatory agency discovers previously unknown problems with a product such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions relative to that product or the manufacturing facility, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

The failure by us or one of our suppliers to comply with applicable statutes and regulations administered by the FDA and other regulatory bodies, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in, among other things, any of the following enforcement actions:

•                  untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•                  unanticipated expenditures to address or defend such actions;

•                  client notifications for repair, replacement, refunds;

•                  recall, detention or seizure of our acquired products;

•                  operating restrictions or partial suspension or total shutdown of production;

•                  refusing or delaying our requests for approval of new products or modified products;

•                  operating restrictions;

•                  withdrawing product approvals that have already been granted;

•                  refusal to approve a pending marketing application, such as a BLA or supplements to a BLA submitted by us;

•                  refusal to grant export approval for our acquired products; or

•                  criminal prosecution.

If any of these actions were to occur it would harm our reputation and cause our CTRM product sales and profitability to suffer and may prevent us from generating revenue.  Furthermore, our key suppliers may not currently be or may not continue to be in compliance with all applicable regulatory requirements which could result in our failure to produce our acquired products on a timely basis and in the required quantities, if at all.  In addition, we may be required to conduct costly post-approval studies, and post-market surveillance to monitor the safety or effectiveness of our acquired products. We also must comply with adverse event reporting requirements, which require that we report certain adverse events involving patient use or treatment with our acquired products.  Later discovery of previously unknown problems with our acquired products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as cGMP or GTP, may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties which would adversely affect our business, operating results and prospects.

Our CTRM products may be used by physicians for indications that are not approved by the FDA. If the FDA finds that we marketed our CTRM products in a manner that promoted off-label use, we may be subject to civil or criminal penalties.

Under the Federal Food, Drug, and Cosmetic Act and other laws, we are prohibited from promoting our acquired products for off-label uses. This means, for example, that we may not make claims about the use of Carticel or Epicel outside of their approved indications, and we may not proactively discuss or provide information on off-label uses of Carticel or Epicel, with very specific and limited exceptions. The FDA does not, however, restrict physicians from prescribing products for off-label uses in the practice of medicine. Should the FDA determine that our activities constitute the promotion of off-label use, the FDA could bring action to prevent us from distributing Carticel or Epicel for the off-label use and could impose fines and penalties on us and our executives. In addition, failure to follow FDA rules and guidelines relating to promotion and advertising can result in, among other things, the FDA’s refusal to approve a product, the suspension or withdrawal of an approved product from the market, product recalls, fines, disgorgement of money, operating restrictions, injunctions or criminal prosecutions.

If the Office of Inspector General within the Department of Health and Human Services, the DOJ, or another federal or state agency determines that we have promoted off-label use of our CTRM products, we may be subject to various penalties, including civil or criminal penalties, and the off-label use of our CTRM products may result in injuries that lead to product liability suits, which could be costly to our business.

In addition to the FDA restrictions on marketing of Carticel and Epicel, several other types of state and federal healthcare laws have been applied by DOJ and state attorneys general to restrict certain marketing practices in the pharmaceutical industry. While physicians may prescribe products for off-label uses and indications, if other federal or state regulatory authorities determine that we have engaged in off-label promotion through remuneration, kickbacks or other monetary benefits to prescribers, we may be subject to civil or criminal penalties and could be prohibited from participating in government healthcare programs such as Medicaid and Medicare. In addition, government agencies or departments could conclude that we have engaged in off-label promotion and, potentially, caused the submission of false claims. Even if we are successful in resolving such matters without incurring penalties, responding to investigations or prosecutions will likely result in substantial costs and could significantly and adversely impact our reputation and divert management’s attention and resources, which could have a material adverse effect on our business, operating results, financial condition and ability to finance our operations. In addition, the off-label use of our CTRM products may increase the risk of injury to patients, and, in turn, the risk of product liability claims. Product liability claims are expensive to defend and could divert our management’s attention and result in substantial damage awards against us.

The price and sale of any of our acquired products may be limited by health insurance coverage and government regulation.

Maintaining and growing sales of our acquired products will depend in large part on the availability of adequate coverage and the extent to which third-party payers, including health insurance companies, health maintenance organizations (HMOs), and government health administration authorities such as Medicare and Medicaid, private insurance plans and managed care programs will pay for the cost of the products and related treatment.  Hospitals and other healthcare provider clients that purchase our acquired products typically bill various third-party payers to cover all or a portion of the costs and fees associated with the procedures in which such products are used, including the cost of the purchase of these products.  Third-party payers are also increasingly attempting to contain healthcare costs by demanding price discounts or rebates and limiting both coverage and the amounts that they will pay for certain products, and, as a result, they may not cover or continue to provide adequate payment for our acquired products.  We might need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of our acquired products and any future products to such payers’ satisfaction.  Such studies might require us to commit a significant amount of management time and financial and other resources.  Our acquired products and future products might not ultimately be considered cost-effective.  Adequate third-party reimbursement might not be available to enable us to maintain price levels sufficient to realize an appropriate return on investment in our acquired products and future product development.  If coverage and adequate reimbursement are not available, reimbursement is available only to limited levels, or if our costs of production increase faster than increases in reimbursement levels, we may not be able to successfully grow the sales of our acquired products or commercialize any product candidates for which marketing approval is obtained.

Coverage decisions and payment amounts are established at the discretion of the individual third-party payer, and the regulations that govern pricing, coverage and reimbursement vary widely from country to country.  Many private payers in the United States, however, use coverage decisions and payment amounts determined by the Centers for Medicare & Medicaid Services (CMS), as guidelines in setting their coverage and reimbursement policies.  As the portion of the U.S. population over the age of 65 and eligible for Medicare continues to grow, we may be more vulnerable to coverage and reimbursement limitations imposed by CMS.  While certain procedures using our acquired products are currently covered by Medicare and other third-party payers, future action by CMS or other government agencies may diminish payments to physicians, outpatient centers and/or hospitals for covered services.  As a result, we cannot be certain that the procedures performed with our acquired products will be reimbursed at a cost-effective level or reimbursed at all.

Furthermore, the healthcare industry in the United States has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers.  Therefore, we cannot be certain that the procedures performed with our acquired products will be reimbursed at a cost-effective level. Nor can we be certain that third-party payers using a methodology that sets amounts based on the type of procedure performed, such as those utilized by Medicare and in many privately managed care systems, will view the cost of our acquired products to be justified so as to incorporate such costs into the overall cost of the procedure.  Moreover, we are unable to predict what changes will be made to the reimbursement methodologies used by third-party payers in the future.

Tissue based products are regulated differently in different countries.  These requirements may be costly and result in delay or otherwise preclude the distribution of our acquired products in some foreign countries, any of which would adversely affect our ability to generate operating revenues.

Tissue based products are regulated differently in different countries.  Many foreign jurisdictions have a different and may have a more difficult regulatory pathway for human tissue based products, which may prohibit the distribution of these products until the applicable regulatory agencies grant marketing approval, or licensure.  The process of obtaining regulatory approval is lengthy, expensive and uncertain, and we may never seek such approvals, or if we do, we may never gain those approvals.  Any adverse events in our clinical trials for a future product under development could negatively impact our acquired products.

Unintended consequences of recently adopted healthcare reform legislation in the U.S. may adversely affect our business.

The United States and some foreign jurisdictions are considering, or have enacted, a number of legislative and regulatory proposals, resulting from political and economic influences, to change the healthcare system in ways that could affect our ability to sell our acquired products.  Among policy makers and payers in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access.

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act (PPACA) which substantially changes the way healthcare is financed by both governmental and private insurers, encourages improvements in the quality of healthcare items and services, and significantly impacts the biotechnology and medical industries.  The PPACA includes, among other things, the following measures:

•                  a 2.3% excise tax on the sale price of medical devices to be paid by any entity that manufactures or imports medical devices offered for sale in the United States, with limited exceptions;

•                  a new Patient-Centered Outcomes Research Institute to oversee, identify research priorities and conduct comparative clinical effectiveness research;

•                  new reporting and disclosure requirements on biological product and device manufacturers, also known as the Sunshine Act, for any payment or other “transfer of value” made or distributed to physicians and teaching hospitals, as well as reporting of certain physician ownership interests with data collection requirements beginning in 2013 and the first reports due in 2014;

•                  payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models;

•                  an independent payment advisory board that will submit recommendations to Congress to reduce Medicare spending if projected Medicare spending exceeds a specified growth rate; and

•                  a new abbreviated pathway for the licensure of biological products that are demonstrated to be biosimilar or interchangeable with a licensed biological product.

These provisions could meaningfully change the way healthcare is delivered and financed.  If the legislation causes certain unintended consequences or has an indirect impact on us, it could have a material adverse effect on our business, financial condition and results of operations.

In addition, other legislative changes have been proposed and adopted since the PPACA was enacted.  In August 2011, the President signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions.  The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation’s automatic reduction to several government programs.  This includes reductions to Medicare payments to providers of up to 2% per fiscal year, starting in 2013. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012 (ATRA) which, among other things, reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

In the future there may continue to be additional proposals relating to the reform of the U.S. healthcare system.  Certain of these proposals could limit the price that we are able to charge for our acquired products, or the amount of reimbursement available for our acquired products, and could limit the acceptance and availability of our acquired products for various indications.  The adoption of some or all of these proposals could have a material adverse effect on our business, results of operations and financial condition.

Competitor companies or hospitals may be able to take advantage of the EU rules permitting sales of unlicensed medicines for individual patients to sell competing products without a marketing authorization.

The EU medicines rules allow individual member states to permit the supply of a medicinal product without a marketing authorization to fulfill special needs, where the product is supplied in response to a bona fide unsolicited order, formulated in accordance with the specifications of a healthcare professional and for use by an individual patient under his direct personal responsibility.

This may, in certain countries, also apply to products manufactured in a country outside the EU and imported to treat specific patients or small groups of patients.  In addition, advanced therapy medicinal products do not need a marketing authorization if they are prepared on a non-routine basis and are used within the same EU member state in a hospital in accordance with a medical prescription for an individual patient (named patient basis).

These exemptions could allow our competitors to make sales in the EU without having obtained a marketing authorization and without undergoing the expense of clinical trials, especially if those competitors have cell processing facilities in the relevant EU member state.  Similarly, certain hospitals may be able to compete with us on the basis of these rules.  Because any such sales would be made without a marketing authorization, there would be no need for the competitor company or hospital to refer to the clinical data in our marketing authorization dossiers, and so any data exclusivity protection that we may obtain for our acquired products would not prevent such competing sales.

Risks Related to the CTRM business’ Manufacturing Activities

The manufacture of cell therapy products is characterized by inherent risks and challenges.  We will not be able to achieve profitability if we are unable to successfully manage the manufacturing of our acquired products, either ourselves or through third-party contractors with whom we may enter into strategic relationships.

The manufacture of cell therapy products, such as our acquired products, is characterized by inherent risks and challenges such as autologous raw material inconsistencies, logistical challenges, significant quality control and assurance requirements, manufacturing complexity, and significant manual processing.  These variables and certain uncertainties associated with the manufacture of our acquired products may result in outcomes that have a material adverse effect on our business, operating results, financial condition and prospects.

Additionally, we have no long-term experience in manufacturing products for commercial purposes and could experience difficulties in the continued development or manufacturing of our acquired products that could impair our ability to successfully commercialize these products.  Because our experience in manufacturing is limited, we may encounter unforeseen difficulties in our efforts to efficiently manage the manufacturing of our acquired products or have to rely on third-party contractors over which we may not have direct control to manufacture our acquired products.  Moreover, there can be no assurance that we or any third-party contractors with whom we enter into strategic relationships will be successful in streamlining manufacturing operations and implement efficient, low-cost manufacturing capabilities and processes that will enable us to meet the quality, price and production standards or production volumes at acceptable manufacturing costs to achieve profitability.  Our failure to develop these manufacturing processes and capabilities in a timely manner could prevent us from achieving our growth and profitability objectives as projected or at all.

In order to potentially increase our revenue from the sales of our acquired products or commercialize any future product candidates, we may need to increase our manufacturing capacity or improve our manufacturing capabilities, which will require significant expenditures and regulatory approval.

We currently have limited manufacturing experience with our acquired products. In addition, our current manufacturing process is primarily a manual process.  While we expect that our current manufacturing capacity is sufficient for our projected growth in the near term, we may need to add manufacturing capacity to potentially increase our revenue from the sales of our acquired products and any future products, and to commercialize any future product candidates.  We also are developing enhancements and alternatives to our current manual manufacturing process.  If we have difficulties in increasing our manufacturing capacity and improving our capabilities, we will be limited in our ability to potentially increase our revenue from our acquired products, as well as any new product candidates, if they are approved for marketing; and we may not be able to decrease our manufacturing costs.  These difficulties could adversely affect our financial performance and damage our reputation.  Even if we are successful in developing such enhancements or finding alternatives to our current process, such manufacturing changes will require additional expenditures, for which we may be required to seek external financing.  In addition, our ability to increase our manufacturing capacity or modify our manufacturing processes will be subject to additional FDA review and approval.

We have limited manufacturing capacity and our research, development and manufacturing operations in the U.S. depend on one facility.  If such facility is destroyed or we experience any manufacturing difficulties, disruptions or delays, this could limit supply of our acquired products or adversely affect our ability to conduct our clinical trials and our business would be adversely impacted.

We presently intend to conduct all our CTRM research, development and manufacturing operations in the U.S. in one facility located in Cambridge, Massachusetts.  As a result, all of the commercial manufacturing of the U.S. approved products for the U.S. market would take place at a single U.S. facility.  In addition, clinical trials for any future product candidates would primarily depend upon the manufacturing of such product candidates in the same facility.  If regulatory, manufacturing or other problems require us to discontinue production at that facility, we will not be able to supply our CTRM products to our patients or have supplies for any clinical trials, which would adversely impact our business.  If this facility or the equipment in it is significantly damaged or destroyed by fire, flood, power loss or similar events, we may not be able to quickly or inexpensively replace our manufacturing capacity or replace our facility at all. In the event of a temporary or protracted loss of this facility or equipment, we might not be able to transfer manufacturing to a third party.  Even if we could transfer manufacturing to a third party, the shift would likely be expensive and time-consuming, particularly since the new facility would need to comply with the applicable regulatory and quality standard requirements whereby validation and FDA approval would be required before any products manufactured at that facility could be made commercially available.

If our manufacturing and storage facility is damaged or destroyed, our business and prospects would be negatively affected.

If our manufacturing and storage facility or the equipment in the facility were to be significantly damaged or destroyed, we could suffer a loss of some or all of the stored product, raw and other materials, and work in process.

Currently, we maintain insurance coverage totaling $4.0 million in Denmark and $32.0 million in the U.S. against damage to our property and equipment (recently increased by an additional $4.0 million in the U.S. as a result of the Transaction), an additional $1.0 million to cover business interruption and extra expenses, and $1.0 million to cover R&D restoration expenses.  If we have underestimated our insurance needs, we will not have sufficient insurance to cover losses above and beyond the limits on our policies.

We could incur significant costs complying with environmental and health and safety requirements, or as a result of liability for contamination or other harm caused by hazardous materials that we use.

Our research and development and manufacturing processes involve the use of hazardous materials.  We are subject to federal, state, local and foreign environmental requirements, including regulations governing the use, manufacture, handling, storage and disposal of hazardous materials, discharge to air and water, the cleanup of contamination and occupational health and safety matters.  We cannot eliminate the risk of contamination or injury resulting from hazardous materials, and we may incur liability as a result of any contamination or injury.  Under some environmental laws and regulations, we could also be held responsible for costs relating to any contamination at our past or present facilities and at third party waste disposal sites where we have sent wastes.  These could include costs relating to contamination that did not result from any violation of law, and in some circumstances, contamination that we did not cause.  We may incur significant expenses in the future relating to any failure to comply with environmental laws.  Any such future expenses or liability could have a significant negative impact on our financial condition.  The enactment of stricter laws or regulations, the stricter interpretation of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at our own or third party sites may require us to make additional expenditures, which could be material.

Risks Related to the CTRM Business’ Operations and Industry

In addition to costs incurred in integration, product development and management of the regulatory approval and reimbursement processes, we will incur additional operating expenses in connection with the operation of the CTRM business.

We expect to continue to incur significant operating expenses in connection with the operation of the CTRM business, as we seek to:

•                  continue to develop our distribution network of third party distributors and independent sales professionals for the distribution of our acquired products and any future products;

•                  expand our internal sales and marketing capabilities as we build an internal sales and marketing organization;

•                  hire additional manufacturing, quality control, pharmacovigilance, regulatory affairs, quality assurance, and management personnel as necessary to maintain or expand our processing operations;

•                  maintain our facility as an FDA compliant and validated product manufacturing facility; and

•                  expand and protect our intellectual property portfolio for our acquired products.

Our ability to scale up our production capabilities for larger quantities of these products remains to be proven.  Our costs in marketing and distributing products will also increase as production increases.

Ethical, legal, social and other concerns surrounding the use of human tissue in synthetic biologically engineered products may negatively affect public perception of us or our acquired products, or may result in increased scrutiny of our acquired products and any future product candidates from a regulatory perspective, thereby reducing demand for our acquired products, restricting our ability to market our acquired products, or adversely affecting the market price for our common stock.

The commercial success of our acquired products depends in part on general public acceptance of the use of human tissue for the treatment of human diseases and other conditions.  While not as controversial as the use of embryonic stem cells and fetal tissue, the use of adult tissue has been the subject of substantial debate regarding related ethical, legal and social issues.  We do not use embryonic stem cells or fetal tissue, but the public may not be able to, or may fail to, differentiate our autologous use of adult tissue from the use by others of embryonic stem cells or fetal tissue.  This could result in a negative perception of our company or our acquired products.

Future adverse events in the field of cellular based therapy or changes in public policy could also result in greater governmental regulation of our acquired products and potential regulatory uncertainty or delay relating to any required testing or approval.

Our competitors in the medical and biotechnology industries may have superior products, manufacturing capabilities, financial resources or marketing positions.  If we are unable to continue to develop and market new products and technologies in a timely manner, the demand for our acquired products may decrease or our acquired products could become obsolete, and our revenue may decline.

The market for our acquired products is highly competitive. Our competitors in the medical and biotechnology industries may have superior products, research and development, manufacturing, and marketing capabilities, and financial resources or marketing positions.  If we are unable to continue to develop and market new products and technologies in a timely manner, the demand for our acquired products may decrease or our acquired products could become obsolete, and our revenue may decline.

Carticel, MACI or any other product candidate for which we seek approval as a biologic, may face competition sooner than anticipated.

With the enactment of the Biologics Price Competition and Innovation Act of 2009, or BPCI Act, as part of the PPACA, an abbreviated pathway for the approval of biosimilar and interchangeable biological products was created. The abbreviated regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an existing brand product. Under the BPCI Act, an application for a biosimilar product cannot be approved by the FDA until twelve years after the original branded product was approved under a BLA. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when such processes intended to implement the BPCI Act may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects for our biological products.  While the BCPI Act provides for a twelve-year period of exclusivity, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider any of our future product candidates to be a reference product for competing products, potentially creating the opportunity for competition sooner than anticipated.  Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

Our acquired products represent new classes of therapy that the marketplace may not understand or accept. Furthermore, the success of our acquired products is dependent on wider acceptance by the medical community.

While, the CTRM business has had some success commercializing its products, the broader market may not understand or accept our acquired products.  Our acquired products represent novel treatments or therapies and compete with a number of more conventional products and therapies manufactured and marketed by others.  The novel nature of our acquired products creates significant challenges in regards to product development and optimization, manufacturing, government regulation, and third-party reimbursement.  As a result, the commercialization of our current products and development pathway for our potential products may be subject to increased scrutiny, as compared to the pathway for more conventional products.

The degree of market acceptance of any of our marketed or potential products will depend on a number of factors, including:

•                  the clinical safety and effectiveness of our acquired products and their perceived advantage over alternative treatment methods;

•                  our ability to convince health care providers that the use of our acquired products in a particular procedure is more beneficial than the standard of care or other available methods;

•                  our ability to explain clearly and educate others on the autologous use of patient-specific human tissue, to avoid potential confusion with and differentiate ourselves from the ethical controversies associated with human fetal tissue and engineered human tissue;

•                  adverse reactions involving our acquired products or the products or product candidates of others that are human tissue based;

•                  our ability to supply a sufficient amount of our CTRM product to meet regular and repeated demand in order to develop a core group of medical professionals familiar with and committed to the use of our acquired products; and

•                  the cost of our acquired products and the reimbursement policies of government and third-party payers.

If patients or the medical community do not accept our potential products as safe and effective for any of the foregoing reasons, or for any other reason, it could affect our sales, having a material adverse effect on our business, financial condition and results of operations.  While acceptance by the medical community may be fostered by broad evaluation via peer-reviewed literature, we may not have the resources to facilitate sufficient publication.

We are dependent on our key manufacturing, quality and other management personnel in the CTRM business, and the loss of any of these individuals could harm our business.

We are dependent on the efforts of our key management and manufacturing and quality staff.  The loss of any of these individuals, or our inability to recruit and train additional key personnel in a timely manner, could materially and adversely affect our business and our future prospects.  In the future, we may need to seek additional manufacturing and quality staff members.  There is a high demand for highly trained manufacturing and quality personnel in our industry.  We do not know whether we will be able to attract, train and retain highly qualified manufacturing and quality personnel in the future, which could have a material adverse effect on our business, financial condition and results of operations.  A loss of one or more of our key personnel could severely and negatively impact our operations.  Our key personnel are employed “at-will,” and any of them may elect to pursue other opportunities at any time.  We have no present intention of obtaining key man life insurance on any of our key management, manufacturing, quality or other personnel.

If we are made aware of adverse events of unanticipated severity or frequency, including a death or a serious injury, we are required to report such events to the FDA, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA adverse event reporting regulations, manufacturers of biological products and medical devices are required to report to the FDA information pertaining to adverse events of unanticipated severity or frequency, including deaths or serious injuries, that may or may not be related to the use of their products.  All manufacturers placing biological products or medical devices in the market in the European Union are similarly required to report any serious or potentially serious incidents involving their products to the relevant regulatory authority in whose jurisdiction the incident occurred. Any such adverse event involving our acquired products could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Adverse events involving our acquired products have been reported to us in the past, and we cannot guarantee that they will not occur in the future. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

The use of our acquired products may expose us to product liability claims, and we may not be able to obtain adequate insurance.

We face an inherent risk of product liability claims.  We derive the raw materials for our acquired products from patients serving as their own donors, the production process is complex, and the handling requirements are specific, all of which increase the likelihood of quality failures and subsequent product liability claims.

We may not be able to obtain or maintain product liability insurance on acceptable terms with adequate coverage or at all.  If we are unable to obtain insurance, or if claims against us substantially exceed our coverage, then our business could be adversely impacted.  Whether or not we are ultimately successful in any product liability litigation, such litigation could consume substantial amounts of our financial and managerial resources and could result in, among other things:

•                  significant awards against us;

•                  substantial litigation costs;

•                  recall of the product;

•                  injury to our reputation;

•                  withdrawal of clinical trial participants; or

•                  adverse regulatory action.

Any of these results could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to the CTRM business’ Intellectual Property

We have no patent protection for Epicel.

We have no issued patents or pending patent applications relating to Epicel.  While we attempt to protect our proprietary information as trade secrets through certain agreements with our employees, consultants, agents and other organizations to which we disclose our proprietary information, we cannot give any assurance that these agreements will provide effective protection for our proprietary information in the event of unauthorized use or disclosure of such information.  If other cultured epidermal autografts are approved and marketed, we will be unable to prevent them from competing with Epicel in the marketplace.  We expect that the presence of one or more competing products would reduce our market share and could negatively impact price levels and third party reimbursement policies for Epicel, any of which would materially affect our business.

Our issued patents relating to Carticel and MACI will expire soon and may be insufficient to protect our business.

We have issued patents in the United States and in certain foreign countries that relate to the combinations of chondrocytes and collagen membranes used in Carticel and MACI.  However, the issued patents relating to Carticel are scheduled to expire by August of 2016 in the U.S. and by 2022 in Europe.  Furthermore, the issued patents relating to MACI are scheduled to expire by August of 2016 in the U.S. and by August of 2017 in Europe.  When these patents expire we may be subject to increased competition and our opportunity to establish or maintain product revenue could be substantially reduced or eliminated.

The patents we own may not be of sufficient scope or strength to provide us with significant commercial protection or commercial advantage, and competitors may be able to design around our patents or develop products that provide outcomes that are similar to ours without infringing on our intellectual property rights.  In addition, we cannot be certain that any of our pending patent applications will be issued or that the scope of the claims in our pending patent applications will not be significantly narrowed or determined to be invalid.

Given our patent position in regard to our acquired products, if we are unable to protect the confidentiality of our proprietary information and know-how related to these products, our competitive position would be impaired and our business, financial condition and results of operations could be adversely affected.

Some of our technology, including our knowledge regarding the processing our acquired products, is unpatented and is maintained by us as trade secrets.  In an effort to protect these trade secrets, we require our employees, consultants, collaborators and advisors to execute confidentiality agreements upon the commencement of their relationships with us.  These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties.  These agreements, however, may not provide us with adequate protection against improper use or disclosure of confidential information, and these agreements may be breached.  A breach of confidentiality could affect our competitive position.  In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants, collaborators or advisors have previous employment or consulting relationships.  Also, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information.  The disclosure of our trade secrets would impair our competitive position and could have a material adverse effect on our business, financial condition and results of operations.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submissions, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the United States Patent and Trademark Office (USPTO) and foreign patent agencies in several stages over the lifetime of the patent.  The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process.  While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction.  Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents.  If we fail to maintain the patents and patent applications covering our acquired products or any future product candidates, our competitive position would be adversely affected.

With respect to MACI, if we are unable to obtain and enforce patents and to protect our trade secrets, others could use our technology to compete with us, which could limit opportunities for us to generate revenues by licensing our technology and selling products.

Our success will depend in part on our ability to obtain and enforce patents and maintain trade secrets in the United States and in other countries.  If we are unsuccessful in obtaining and enforcing patents, our competitors could use our technology and create products that compete with our acquired products, without paying license fees or royalties to us.

The preparation, filing, and prosecution of patent applications can be costly and time consuming.  Our limited financial resources may not permit us to pursue patent protection of all of our technology and products throughout the world.

Even if we are able to obtain issued patents covering our technology or products, we may have to incur substantial legal fees and other expenses to enforce our patent rights in order to protect our technology and products from infringing uses.  We may not have the financial resources to finance the litigation required to preserve our patent and trade secret rights.

A successful challenge to our trademarks could force us to rebrand Epicel, Carticel, or MACI.

We rely on our trademarks to distinguish our acquired products from the products of our competitors, and have registered or applied to register a number of these trademarks.  Third parties may challenge our use of the trademarks.  In the event that our trademarks are successfully challenged, we could be forced to rebrand our acquired products, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing these new brands.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful and have a material adverse effect on the success of our business.

Competitors may infringe our patents or misappropriate or otherwise violate our intellectual property rights.  To counter infringement or unauthorized use, litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our own intellectual property rights or the proprietary rights of others.  Also, third parties may initiate legal proceedings against us to challenge the validity or scope of intellectual property rights we own or control.  These proceedings can be expensive and time consuming.  Many of our current and potential competitors have the ability to dedicate substantially greater resources to defend their intellectual property rights than we can.  Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property.

Litigation could result in substantial costs and diversion of management resources, which could harm our business and financial results.  In addition, in an infringement proceeding, a court may decide that a patent owned by or licensed to us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question.  An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated, held unenforceable or interpreted narrowly.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.  There could also be public announcements of the results of hearings, motions or other interim proceedings or developments.  If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of our common stock.

We may be subject to patent infringement claims that could be costly to defend, which may limit our ability to use disputed technologies, and which could prevent us from pursuing research and development or commercialization of some of our acquired products, require us to pay licensing fees to have freedom to operate and/or result in monetary damages or other liability for us.

The success of our business will depend significantly on our ability to operate without infringing patents and other proprietary rights of others.  If the technology that we use infringes a patent held by others, we could be sued for monetary damages by the patent holder or its licensee, or we could be prevented from continuing research, development, and commercialization of products that rely on that technology, unless we are able to obtain a license to use the patent.  The cost and availability of a license to a patent cannot be predicted, and the likelihood of obtaining a license at an acceptable cost would be lower if the patent holder or any of its licensees is using the patent to develop or market a product with which our CTRM products would compete.  If we could not obtain a necessary license, we would need to develop or obtain rights to alternative technologies, which could prove costly and could cause delays in product development, or we could be forced to discontinue the development or marketing of any products that were developed using the technology covered by the patent.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage.  The following examples are illustrative:

•                  Others may be able to make products that are the same as or similar to our acquired products or any future product candidates, but that are not covered by the claims of the patents that we own or have exclusively licensed;

•                  We or any strategic partners might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own or have exclusively licensed;

•                  We might not have been the first to file patent applications covering certain of our inventions;

•                  Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•                  It is possible that our pending patent applications will not lead to issued patents;

•                  Issued patents that we own or have exclusively licensed may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges;

•                  Our competitors might conduct research and development activities in the U.S. and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•                  We may not develop additional proprietary technologies that are patentable; and

•                  The patents of others may have an adverse effect on our business.

Others may challenge our patent or other intellectual property rights or sue us for infringement.

Risks Related to an Investment in our Common Stock

The market price of the common stock of the combined company may be affected by factors different from those affecting the market price for our common stock.

Aastrom’s current business differs from that of the CTRM business, and the business of the combined company will differ from that of ours, and accordingly, the results of operations for the combined company may be affected by factors different from those currently affecting the results of operations of the CTRM business and may be affected by factors different from those currently affecting our results of operations.  As a result, the market price for our stock may be impacted differently in the future by those factors than it is currently.

Item 7.01. Regulation FD Disclosure.

On June 2, 2014, we issued a press release announcing the closing of the Transaction set forth in Item 2.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1.

Pursuant to General Instruction B.2 of Form 8-K, the information filed under this item number and Exhibit 99.1 are not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall this item number and Exhibit 99.1 be incorporated by reference into our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such future filing.

Safe Harbor for Forward-Looking Statements

This Current Report on Form 8-K, including Exhibit 99.1 hereto, contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward looking statements are subject to risks and uncertainties that may cause actual future experience and results to differ materially from those discussed in these forward-looking statements. Important factors that might cause such a difference include, but are not limited to, costs related to the Transaction; the inability to integrate Aastrom’s business and the CTRM business successfully; Aastrom’s ability to successfully and efficiently manage the manufacturing of the acquired products; the future of the regenerative medicine industry and the role of stem cells and cellular therapy in that industry; regulatory issues, including intended applications and required approvals; and other events and factors disclosed previously and from time to time in the Company’s filings with the SEC, including in this Current Report on Form 8-K under the caption “Risk Factors”, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on March 13, 2014, and the other documents filed by the Company with the SEC from time to time. Aastrom does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Item 9.01. Financial Statements and Exhibits.

(a)         Financial statements of businesses acquired.

a.              Abbreviated financial statements of the CTRM business will be filed by amendment to this Current Report on Form 8-K (the Report) no later than 71 days following the date that this Report is required to be filed.

(b)         Pro Forma Financial Information.

a.              Unaudited abbreviated pro forma financial information  will be filed by amendment to this Report no later than 71 days following the date that this Report is required to be filed.

(d)         Exhibits

Exhibit	Number Description

2.1	Asset Purchase Agreement, dated as of April 19, 2014, by and between the Company and Sanofi*
10.1	Transition Services Agreement, dated as of May 30, 2014 by and between the Company and Genzyme**
10.2	Transition Supply Agreement, dated as of May 30, 2014 by and between the Company and Genzyme**
99.1	Press Release, dated June 2, 2014, announcing the closing of the purchase of the CTRM Business

* Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 23, 2014.

**Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the Securities Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aastrom Biosciences, Inc.

Date: June 2, 2014	By:	/s/ Dominick C. Colangelo
Name: Dominick C. Colangelo
Title: Chief Executive Officer and President